EXHIBIT 99.1

Biovest Announces $7 Million Financing Required to Exit from

Reorganization and Advance Key Regulatory and Commercial

Strategies for BiovaxID® Cancer Vaccine

TAMPA, FL and MINNEAPOLIS, MN – October 25, 2010 – Biovest International, Inc. (OTCQB: “BVTI”) today announced that the Company has entered into definitive loan documents and other agreements for the issuance of $7 million of convertible debtor-in-possession term notes (“DIP Notes”) and common stock purchase warrants to institutional investors. ROTH Capital Partners, LLC (“ROTH”) acted as the exclusive placement agent. The closing occurred on October 19th, 2010, subject to the Court entering a final order approving the transaction. On October 25, 2010, the Court entered a Final Order approving this financing transaction.

Biovest intends to use the proceeds from the DIP Notes to fund its obligations upon emergence from reorganization and to support its ongoing business strategy consistent with its Plan of Reorganization including development, regulatory, commercial and partnering strategies for BiovaxID®, its autologous active immunotherapy for the treatment of certain B-cell lymphomas, and for its product line of hollow-fiber bioreactor instruments.

In furtherance of this financing transaction, DIP Notes have been issued by Biovest to the lenders for an aggregate principal amount of $7 million. Upon Court confirmation and effectiveness of Biovest’s Plan of Reorganization, the DIP Notes will be exchanged for new notes (the “Exchange Notes”) with a maturity date of 2-years from the Effective Date of Biovest’s Plan of Reorganization and the Exchange Notes will bear interest at a rate of 7% per annum. All or any portion of the outstanding amount of the Exchange Notes is convertible, at the option of the investor, into shares of Biovest common stock at an initial conversion price of $0.91 per share. Biovest has the option to force conversion of all or any portion of the Exchange Notes if the weighted average price of Biovest common stock equals or exceeds $1.37 per share for a period of 10 consecutive trading days. The offering includes the issuance of warrants giving the holders the right to purchase approximately 7 million shares of Company common stock, exercisable at $1.45 per share with a 7-year term. The Exchange Notes and Warrants are subject to adjustment under certain circumstances. In addition, the Company will issue warrants to ROTH to purchase up to 467,000 shares of Company stock with a 7-year term and exercise price of $1.45 per share.

Biovest’s President and General Counsel, Mr. Samuel S. Duffey, commented, “We greatly appreciate the vote of confidence being demonstrated by the institutional investors participating in our financing. This financing is the final prerequisite needed for Biovest to exit from Chapter 11 reorganization. We can now demonstrate to the Court that Biovest has the financial strength to implement its Plan of Reorganization and to move forward to execute its business plan while striving to build significant stockholder value. As Biovest prepares to formally exit Chapter 11, I want to thank our creditors, stockholders, consultants, legal team, customers, vendors and especially our committed employees for their vision and unyielding support. Most of all, we want to thank the patients and their physicians who have participated in and supported the BiovaxID clinical trials. Getting to this point in the development of BiovaxID has been a herculean effort by all so that Biovest can continue to play an important role in advancing BiovaxID for the treatment of non-Hodgkin’s lymphoma.”

Biovest’s BiovaxID cancer vaccine was recently featured in an article titled, “What Comes After Dendreon’s Provenge?” by Dr. Patricia Dimond, published in Genetic Engineering & Biotechnology News (GEN). To access the article, please visit: http://www.genengnews.com/analysis-and-insight/what-comes-after-dendreon-s-provenge/77899342/

The press release summarizes the terms of this offering, and complete details of this private transaction are expected to be disclosed in a planned report on Form 8-K to be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Act, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma and mantle cell lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPIQ”).

For further information, please visit:    http://www.biovest.com

Special Note: Biovest expects to soon launch its new website.

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.